SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HealthWarehouse.com, Inc.
(Name of Registrant as Specified in Its Charter)

Lloyd I. Miller, III
Karen Singer
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELP US PROTECT YOUR INVESTMENT

MANAGEMENT HAS STRIPPED YOU OF YOUR RIGHT TO VOTE FOR FIVE YEARS!

BUT YOU HAVE THE OPPORTUNITY NOW

VOTE THE GOLD CARD

We, Milfam I L.P. and HWH Lending, LLC, the Concerned Shareholders of Healthwarehouse.com urge you to help us PROTECT YOUR INVESTMENT. We are asking for your support by voting to elect a new slate of directors. We have proposed the election of Alan B. Howe, Robert M. Pons and Mathew Stecker.

Why?

Falling stock price

•	The Company’s stock price has fallen by approximately 79% since June 2012, a decline from $7.50 to $1.40 in one year

HEWA Close
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$7.50
$1.40
06/15/12
06/27/12
07/11/12
07/24/12
08/08/12
08/20/12
08/30/12
09/12/12
09/24/12
10/05/12
10/19/12
11/08/12
11/20/12
12/03/12
12/13/12
12/26/12
01/08/13
01/22/13
02/01/13
02/20/13
03/11/13
03/22/13
04/11/13
04/25/13
05/13/13
05/24/13
06/07/13
06/19/13
07/02/13

Disregard for shareholder rights – NO SHAREHOLDER MEETING SINCE 2007

•	The last Shareholder Meeting was December 31, 2007 - more than five years ago. As a result, stockholders have not had any opportunity to vote for the Board of Directors in five years.

Chief Financial Officer resignation and concerns

•	A resignation letter filed with the SEC by the Company’s former CFO in February 2013 stated:

“I would like to reiterate, that as the CFO, I do not think I have been permitted to take the appropriate measures that were or are necessary to solidify the Company’s optimal financial position, nor have I been allowed to exercise the full responsibilities required as an officer of the Company.”

Director resignation and lack of confidence

•	Company Director John Backus resigned April 21, 2013 and publicly stated in a letter filed at the SEC that he did not have confidence in the strategic direction the Company is pursuing and the approach the Company has used to raise money. Furthermore his resignation letter, which was filed in April 2013 with the SEC, describes his concerns with the lack of visibility into the operations or management of the company.

Lawsuit alleging misuse of funds

•	A lawsuit has been filed in Delaware alleging possible misuse of Company funds.*

Disclosure failings

•	The Company has failed to stay current on its reporting obligations with the Securities and Exchange Commission as required to provide timely information to investors. The Company’s 2011 annual report and all 2012 quarterly reports have each been filed more than two months late. The 2012 annual report was filed more than three months late, and the first 2013 quarterly report had not been filed as of July 25, 2013.

Material weaknesses in financial reporting

•	The Company’s own auditors found material weaknesses and other deficiencies in the Company’s control environment, as stated in the Company’s annual report for 2011.

•	Also as stated in the Company’s annual report for 2011, the Company “did not develop appropriate accounting policies and procedures”[1] and “did not have effective controls over disbursements to assure that disbursements were properly authorized and recorded

DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

•	The Company’s public filings, as well as the report of independent auditors included in the Company’s 2011 annual report, express substantial doubt about the Company’s ability to continue as a going concern.

________________________

1 *See HWH Lending, LLC, derivatively on behalf of HealthWarehouse.com, Inc. v. Lalit Dhadphale, et al., Case No. 8531-13 filed by HWH Lending, LLC. Singer Children’s Management Trust is the sole member of HWH Lending, LLC.

We, the Concerned Shareholders of Healthwarehouse.com, believe that nothing in the company’s recent performance indicates that management has a handle on how to successfully deploy a business strategy that will benefit shareholders, as evidenced by decreasing shareholder value.

Current management of the company is now seeking your support, after failing to hold a shareholder meeting for FIVE years. Before you consider supporting management and voting on their white proxy card, we the Concerned Shareholders urge all shareholders to ask the following hard questions:

•	What actual steps has the current management taken to enhance shareholder value and halt the falling stock price?

•	Has current management fulfilled their duties to the shareholders of Healthwarehouse.com to release public information by making required SEC filings?

•	Has current management provided shareholders the opportunity to elect directors, or have they withheld that right from shareholders by failing to hold an annual meeting since 2007?

WE CAN’T DO IT ALONE. HELP US PROTECT YOUR INVESTMENT!

PLEASE VOTE THE GOLD PROXY CARD

If you have already voted using management’s white proxy card, we urge you to change your vote by executing the enclosed GOLD proxy card. Only the latest dated proxy card you submit will be counted. If you vote against any of management’s nominees using management’s white proxy card, your vote will not be counted as a vote for the HWH Lending, LLC and Milfam I, L.P. slate of nominees and will result in the revocation of any previous vote you may have cast on the GOLD card.

IF YOU WISH TO VOTE WITH US PLEASE VOTE THE GOLD CARD AND DISREGARD ANY PROXY CARD THAT YOU RECEIVE OTHER THAN THE GOLD PROXY CARD.

If you have any questions, require assistance in voting your GOLD proxy card, need additional copies of these proxy materials or directions to attend the annual meeting,

please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Shareholders Call Toll Free: 1-888-742-1305

Banks and Brokers Call Collect: 516-933-3100